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                                                                 EXHIBIT 10.43



                                    L E A S E



between

                                 Airport-Center
                                 KGHP Gewerbebau GmbH & Cie
                                 Leinpfad 75
                                 22299 Hamburg

                                                                     -Lessor-

and

                                 Star Telecommunications
                                 Deutschland GmbH
                                 Beethovenstrasse 8 - 10
                                 60352 Frankfurt am Main

                                                                     -Lessee-



                                PRELIMINARY STATEMENT

Lessor has erected a building (Airport Center) with offices, service areas, halls and basement as well as with park, traffic and green areas on the premises in Hamburg, Langenhorner Chaussee/Ecke Flughafenstrasse.

Subject to this preliminary statement, the two parties agree as follows:

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TABLE OF CONTENTS


     Preliminary Statement

     Section 1     Leased Property

     Section 2     Use of Leased Property, Non-competitive Clause

     Section 3     Duration of Lease

     Section 4     Amount of Rent and Incidental Expenses

     Section 5     Value Guarantee

     Section 6     Insurance

     Section 7     Structural Design and Alterations

     Section 8     Liabilities, Maintenance of Leased Property

     Section 9     Entering of Leased Property by Lessor

     Section 10    Termination of Lease

     Section 11    Security for Rent

     Section 12    Subleasing

     Section 13    Right of Exceptional Termination

     Section 14    Final Clauses

     Section 15    Place of Jurisdiction


     APPENDICES:  1 - Suretyship (binding model)
                  2 - Debit Order (model)
                  3 - Business Description
                  4 - Building Specification
                  5 - Planning Documents
                  6 - Composition of Rent
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                                   SECTION 1

                                LEASED PROPERTY

1. Lessor grants Lessee a lease of office and hall/ service areas (BGF) including outside areas as well as 9 outside parking spaces (Leased Property) located in the Airport Center, building part L (Langenhomer Chaussee 42).

     General areas, as for instance foyer and elevator anterooms, are proportionately included in the lease.

     Airport Center and the Leased Property are known to Lessee.

2. Location, size and design of the Leased Property can be taken from the Planning Documents attached, signed by the two parties
     [plan no. 1, 2 and 3 (Appendix 5)], and from the Building Specification (Appendix 4), both of which form part of this lease. The leased building areas are to be considered as agreed and are marked in red outline, the leased parking spaces and outside areas are marked in green outline.

3.   Lessor reserves the right to alter the overall planning of the Airport
     Center.


                                   SECTION 2

                 USE OF LEASED PROPERTY, NON-COMPETITIVE CLAUSE

1.   a.   Lessee shall make use of Leased Property only as offices, service areas or for storing as well as for the operation of line-based telecommunication systems according to the Business Description (Appendix 3) forming part of this lease. The outside areas may not be used for storing purposes.

          Deliveries of storage material through the entrance area is possible only for products, the size and type of which is reasonable for an office operation.

          A change of use is subject to Lessor's prior written consent. Consent may not be withhold, unless the change of use has negative consequences for Lessor, be it economic or other. Possible declarations of consent are made - even if not explicitly stated - subject to the required official permits.

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          Any expenses caused by particular requirements, activities or products on the part of Lessee (e.g. easily flammable products, materials hazardous to ground water, operation of service, exhibitions, trainings, air-conditioning etc.) and by the respective installations or the resulting obligations imposed by authorities, trade associations or by insurance companies, are to be borne by Lessee.

          Lessee shall procure the permits required for its business and shall comply with possible obligations and conditions.

     b. On the part of Lessee, no hazardous materials (e.g. explosives, toxicants) may be stored or processed and no activities may be performed implying an aggravation of the insured risks or contradicting official permits, as for instance provisions of the zoning plan.

          No objects whatsoever may be stored and no works may be performed on part of Lessee outside the Leased Property, i.e. in and on the commonly used rooms and areas - including those leased proportionately - and in the leased delivery area. Vehicles of Lessee, its visitors and its employees may only be parked within designated spaces. Other vehicles may only stay temporarily on the premises for the time required for loading and unloading. According to official requirements, escape routes are to be kept clear.

          On the occasion of any bigger events (e.g. training courses), lessee is obligated to expressly point out to its visitors that they may park their cars only in the leased parking lots or outside the Airport Center. On Lessee's failure to comply with this provision, Lessor may claim from lessee a reasonable compensation without prejudice to its other rights.

2. Lessee shall inform Lessor immediately in writing of each and every change with regard to Lessee which is of importance in connection with this Lease (in particular change of legal structure, business license, transfer of the company's domicile).

3. Lessee shall use the sanitary facilities on the first floor together with the other lessees.



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4.  Lessee is entitled to share the use of the elevator. Lessee is obligated to comply with the elevator regulations in all points. In case of an operational breakdown, Lessee shall not have the right to claim uninterrupted service. A control of the elevator is not provided.

5. Lessor does not grant Lessee any protection against competition with respect to Lessee's area of business.

6. Lessee knows that no gas-driven vehicles may be parked on interior parking lots lease be Lessee.



                                       SECTION 3

                                   DURATION OF LEASE

1. The Lease begins on January 1st, 1998 (Beginning of Lease). It is contracted for a duration of 10 years. The period of lease will end on December 31st, 2007.

    After termination of the agreed duration of lease, the Lease is renewed for another 2 years, unless terminated by one of the contracting parties observing a notice period of one year.

    Section 568 BGB (Civil Code) is not applicable.

2. Leased Property is handed over to Lessee ready for occupation. Ready for occupation means to the two parties, that the leased property is completed according to the planning documents and the building specification, so that occupation and contractual use by the lessee according to Section 2, sub-paragraph 1 of this contract is possible. Defects or remaining structural work, including construction of the exterior grounds, which do not essentially hinder occupation and use are not contradictory to the completion of readiness for occupation as defined by this Lease.

    On the day of completion of readiness for occupation, the Leased Property is handed over to lessee for use. The parties draw up a take-over protocol, determining possible defects of the leased property with binding force and covering remaining structural work. Lessor shall remedy or execute these without delay according to a defined schedule. Lessee shall allow work designed to remedy defects during its business hours as well.

    Prospectively, Lessor shall have the leased object ready for occupation by lessee, except for remaining work on exterior grounds due to bad weather, by January 1st, 1998 (date of completion of readiness for occupation).

    Lessee shall submit its schedule for the finishing works not later than November 15th, 1997. Any delays due to special finishing work on Lessee's request or delayed information to Lessor are on Lessee's expense.

    In the case of delays in completion of readiness for occupation caused by requests for alteration made by Lessee after signing this contract of lease, the Lease and liability to pay rent, will begin on the day, on which the handing over could have taken place without the request for alteration.

    Delays in completion of readiness for occupation, in particular due to strikes, lock-out, war, force majeure, fire and to days of bad weather as approved by the Arbeitsamt (government employment office), are not within Lessor's liability.


                                     SECTION 4

                        AMOUNT OF RENT AND INCIDENTAL EXPENSES

1. The flat-rate amount of rent per month for the leased object is DM 20,288.24 (IN WORDS: TWENTY THOUSAND TWO HUNDRED AND EIGHTY-EIGHT 24/100TH DEUTSCHE MARK) plus advance on the incidental expenses and respective statutory value added tax (at present 15%), in the following referred to as gross rent.

    The rent for the month of May 1997 is reduced by DM 1,441,20 (IN WORDS:
    ONE THOUSAND FOUR HUNDRED AND FORTY-ONE 20/100TH DEUTSCHE MARK).

    Lessee represents and warrants to be entitled to complete input tax deduction. In the case of a change of this circumstance, causing the elimination of the preconditions for Lessor's turnover tax option under
    Section 9 sub-paragraph 2 of the Turnover Tax Law UStG, Lessor is no longer bound to list the turnover tax separately, with the consequence that the previous gross rent is paid as monthly flat-rate amount of rent in future. If the absence of the precondition for the option becomes known later, Lessor shall be entitled to rectify the invoices made out so far in such a way that the contractual gross rent paid so far subsequently corresponds to the monthly flat-rate rent. In the case of absence of the precondition for option, compensation is reserved. On Lessor's demand, Lessee is obligated to submit a corresponding confirmation given by Lessee's tax adviser.

    Payment of gross rent is to be effected, post and expenses paid, on an account to be indicated by Lessor, not later than the 3rd work day of each month.

   With respect to punctuality of payment, receipt of payment by Lessor is decisive. On delay in payment, default interest of 4% above the respective discount rate of the Deutsche Bundesbank as well as dunning costs to the extent of DM 10.00 are agreed. The assertion of further damages caused by delay is reserved.

   Lessee shall grant Lessor a direct debit authorization for the gross rent corresponding to Appendix 2 to this contract of lease, not later than one month before beginning of lease.

2. Rent and value added tax are to be paid from May 1st, 1998. Incidental expenses and value added tax are to be paid from date of completion of readiness for occupation according to Section 3, sub-paragraph 2 of this contract.

3. The accruing incidental expenses are to be paid separately by Lessee. In detail, the following shall apply in this respect:

   a. Subject to official regulations, domestic waste collection is effected by Lessor and apportioned with the incidental expenses to the individual lessees. All other kinds of garbage disposal are effected by Lessee subject to statutory provisions, each and every accruing garbage collection fee being paid by Lessee directly to the corresponding authority. In the case that Lessee effects the garbage disposal itself, Lessee undertakes to use only closed containers for garbage disposal. In case a change of official regulations, Lessor reserves the right to handle domestic refuse collection like the above mentioned types of garbage.

   b. Lessee pays fees and costs of its consumption of gas, long-distance energy and other energy consumption as well as counter fees and installation costs directly to the energy supplier.

   c. Lessee pays fees and costs of its consumption of gas, long-distance energy, water and hot water as well as counter fees and installation costs.

      Operation costs of the central heating system are distributed according to the regulation on heating expenses, with 70% of the costs being apportioned based on consumption.

   d. If applicable, Lessee shall bear the proportionate operating and maintenance costs with respect to the overall property, in particular for:

      General power, exterior lighting, lighting of underground car park, parking lot and multistory car park; garbage disposal; canal dues; cleaning of street, footpath, multistory car park, underground car park, parking lot and facade as well as cleaning and maintenance of the other made up exterior areas, including snow and ice removal; cleaning of sanitary facilities, foyer, stairwell and windows as well as cleaning of the commonly used toilets and their repair;
      elimination of pests; chimney-sweep; janitor; property tax; maintenance and repair (including examinations by TUV) of sanitary and heating facilities, of air-conditioning and electric facilities, of windows, doors, and gates, of drainage lifting facilities (including storm water reservoir), of the multistory car park, underground car park, barrier and parking routing facilities, of smoke alarms and emergency power generating units, of transformers, lighting guard, of elevators, emergency call facilities, of the fire alarm unit, of the sprinkler system, of the barrier and video system, the code card system, safety lighting, of the roof, of smoke and warmth outlet systems, of hydrants and fire extinguishers, of blinds, of water heating systems and hot-water supply systems, building insurance (covering fire, storm and tempest, damages caused by water from the main, extended coverage, glass in general areas) and building and houseowner's liability insurance; upkeep, maintenance, and design of green areas, hydrocultures, and of the commonly used areas of building, street and exterior; safeguarding of traffic, security service; doorman's service; property administration (the latter amounting to 4% of the rent, even if administration is effected by Lessor). Proportionate repairs exceeding the amount of 10% of the annual gross rent (Section 4, sub-paragraph 1) per calendar year are not to be borne by Lessee.

   e. If the fees and expenses listed under c. and d. are directly assignable to Lessee, they will be allocated this way. If not, Lessee will be charged on a pro-rata basis. Lessee's share of the rented areas of the whole building or of the respective part of the building shall be taken as the key to distribution of proportionate expenses. Key to distribution of costs with respect to multistory car park or to underground car park shall be Lessee's share of leased parking spaces in the multistory car park or underground car park. Lessee's share of the general areas shall be taken as the key to distribution of costs with regard to general areas leased on a pro-rata basis. Lessor may change the key to distribution at its reasonably exercised discretion, if this will lead to a more objective cost allocation.

      Lessor is entitled to demand monthly prepayment of all prospective incidental expenses, provided they are not to be paid by Lessee directly. Settlement of accounts for the calendar year is effected once a year. On termination of lease during an accounting period, settlement of accounts is not effected in the meantime but within the scope of the general settlement of accounts. On this occasion, prepayments for incidental expenses are set off.

          Possible compensation payments are to be effected on the date of rent payment following the settlement of accounts. Vouchers concerning the respective settlement of accounts of incidental expenses may be inspected by Lessee in Lessor's offices during usual working hours within six weeks after sending off the statement of accounts of incidental expenses.

          Lessor reserves the right to review the monthly prepayment of incidental expenses on a regular basis and, if necessary, to increase them due to a substantiated increase in costs and to demand single prepayments for higher amounts of incidental expenses, payable at the following rent payment date. For the time being, prepayment of incidental expenses to be paid by Lessee from handing over date on, is fixed at DM 3,327.80 (IN WORDS: THREE THOUSAND THREE HUNDRED AND TWENTY-SEVEN 80/100TH DEUTSCHE MARK) per month plus statutory value added tax (at present 15%).

          If public fees whatsoever or any other incidental expenses in connection with Lessee's business or with the leased property become due after signing this contract of lease, Lessor shall be entitled to demand corresponding payments from Lessee from handing over date on.

4. With respect to claims for rent or incidental expenses, no rights of setoff, rent reduction nor rights of retention can be claimed unless Lessee's claim is undisputed or has become res judicata.

5. Lessee shall not exercise a possible right of setoff, rent reduction or retention because of an undisputed or res judicata counterdemand, unless Lessee has announced such intention to Lessor in writing not later than one month before the next rent payment concerned is due.

6. If Lessee fails to pay the rent, the incidental expenses and/or the value added tax on time, possible payments will be set off against claims soon coming under the statute of limitations, then against the rent and other debts as for instance costs and interests.

                           SECTION 5

                        VALUE GUARANTEE

1. The rent according to Section 4, sub-paragraph 1, shall increase or decrease corresponding to changes of the overall cost-of-living index after expiry of 12 months after beginning of lease. The monthly price index for the cost of living of all private households in Germany as determined by the Statistisches Bundesamt (Federal Statistical Office) in Wiesbaden is authoritative. The parties agree on the overall cost-of-living index in the month of signing the contract as figure of reference on the basis of 1991 = 100.

2. If the above value guarantee gives rise to a change of rent, the clause will become applicable again after expiry of 12 months according to the provision of the previous paragraph, and the rent will be adjusted correspondingly.

3. The parties know that this value guarantee is to be approved by the competent Land central bank. Approval is to be obtained by Lessor.

     If the Land central bank denies its approval, the parties are bound to look for another solution as close as possible to the purpose intended and permitted by statute.

4. If the cost-of-living index 1991 = 100 can no longer be determined, a transition by conversion to the basis of the next published cost-of-living index should be effected. In other respects, the above procedure remains unchanged. This applies to each and every later conversion of the cost-of-living index to another base year.

                           SECTION 6

                           INSURANCE

1. The usual building insurance (covering fire, storm and tempest, damages caused by water from the main, extended coverage, glass in general areas) and building and houseowner's liability insurance are effected by Lessor at Lessee's expense.

2. Installations, finishing works or rebuilding of the Leased Property by Lessee, exceeding those stated in the Planning Documents and the Building Specification, are not covered by the building insurance, unless notified to Lessor by Lessee in writing before beginning of the respective installations, finishing works or rebuilding, requesting an increase of insurance coverage. The expenses of such installations, finishing works or rebuildings have to be proved by Lessee by presenting corresponding invoices. Lessor is entitled to consult a surveyor at free choice in order to determine the value of the corresponding installations, extensions or rebuildings. All the costs involved are borne by the two parties at equal shares. The additional insurance for the respective installations, finishing works or rebuildings of the Leased Property by the building and houseowner's liability insurance is not given until Lessor has received the respective written confirmation of cover by the corresponding insurance company. The cost of additional insurance shall be borne by Lessee.

     Lessor has not effected a vehicle and luggage insurance for the cars parked in the Airport Center.

3. For the period of lease, Lessee is bound to effect and maintain at its own expense each and every insurance necessary and common for its business, like for instance a manufacturer's liability insurance, a burglary and housebreaking insurance and, if the Leased Property is not used for office purposes only, an environmental liability insurance. It is, furthermore, within Lessee's responsibility to ensure sufficient insurance coverage against damages of fittings and other objects brought in.

     Lessor is entitled to demand a corresponding written confirmation by the insurance company as a proof that these insurances are duly effected and maintained.

4. It is pointed out to Lessee that it may include the insurance of indemnity obligations against Lessor into its manufacturer's liability insurance.

                           SECTION 7

               STRUCTURAL DESIGN AND ALTERATIONS

1. The Leased Property is built according to the Planning Documents attached. Lessor reserves the right to perform structural alterations of the Leased Property subject to official or statutory conditions for the purpose of improvement, for reasons of an economic time schedule or construction, as well as to deviate from the Planning Documents and Building Specification not causing a decrease in value.

     Lessor shall notify Lessee, if the Leased Property is essentially affected by these measures.


2. Lessee's requests for alterations regarding finishing works and design of the Leased Property put forward during construction are taken into consideration by Lessor only, if these requests do not result in essential, in particular structural modifications of the Leased Property and do not cause the building costs to be higher than estimated.

     As far as Lessee's requests for alterations result in higher building costs or prolong the construction time, Lessor will essentially consent to these requests for alterations, if the type of the Leased Property remains basically unchanged by the alterations and if Lessee bears the additional costs, including but not limited to any loss of rent caused by the delay in construction with a time limit, previously to be agreed by the contracting parties.

     If Lessee's requests for alterations cause any additional costs in connection with planning and engineering, these shall be borne by Lessee.


3. Lessee is entitled to decorate the interior of the Leased Property at its own expense and according to its own needs. Essential structural modifications, however, are subject to Lessor's prior written consent. The required official permits are to be procured, if possible, directly by Lessee; in any case, the costs of planning and permits are to be borne by Lessee.


4. During the Period of Lease, Lessee is entitled to effect structural modifications of the Leased Property, which it considers to be necessary, at its own expense, unless these modifications require changes of statics, affect wires or pipes of the building or essentially change the character of the Leased Property. The implementation of such alterations is subject to Lessor's prior written consent which is to be obtained by submitting plans. Lessor will grant its consent, provided the alterations will not have any adverse effects, economic or other, on the leased property.

     Lessee shall bear all the costs accrued by the structural alterations effected by Lessee and the respective maintenance and repair, including but not limited to costs for permits and auditing plans, which have to be sent to Lessor immediately on completion of such works. Lessee indemnifies Lessor from all conceivable liabilities in connection with the structural alterations.

     This shall include, that Lessee indemnifies Lessor for the loss of possible warranties against defects with regard to the building workers involved.

     It is possible, that structural alterations are subject to an official permit for change of use. Any costs in connection with the change of use, regardless whether they are caused by the structural alterations or by complying with official obligations, are to be borne by Lessee.


5. Changes to the outer appearance of the Leased Property - in particular to the exterior facade, window design, made up exterior and green areas - are subject to Lessor's prior written consent which is at Lessor's complete discretion. This applies as well to installations in connection with the installation of alarm and/or fire alarm systems.


6. Lessor will mark the parking spaces leased by Lessee on Lessee's expense, using signs chose by Lessee.


7. In front of each entrance Lessor has put up a plate indicating the companies. On the spaces destined, Lessee is entitled to attach its company name/logo in accordance with Lessor. The cost of labeling is to borne by Lessee.

     Exterior advertising on the part of Lessee is not permitted.


8. In the hall, Lessor shall have a suspended ceiling installed [lowered area approx. 500 m(2), type Odenwald-mineral fiber plate ceiling (narrow edge
     3)].


9. Subject to sub-paragraphs above, Lessee shall be given the opportunity to establish line-based connections to alternative suppliers of telecommunications infrastructure.


                                      SECTION 8

                     LIABILITIES, MAINTENANCE OF LEASED PROPERTY

1. It is within Lessee' responsibility to treat the Leased Property with care and to maintain its working order. Damages to the Leased Property or necessary works within the scope of property management have to be reported to Lessor in writing or via telefax immediately after knowledge has been obtained.

2. It is Lessee's obligation to make the Leased Property safe for persons or vehicles and it is reliable for each and every culpable breach of this duty. Lessee releases Lessor from all third party claims originated by a breach of the obligation to make premises safe for persons or vehicles.

     As from beginning of Lease, Lessee is liable to Lessor for all damages culpably caused by members of its business, its visitors and guests, by people engaged by Lessee (workmen, deliverymen) as well as by sublessees and their auxiliary staff. Lessee is liable, in particular, for such damages, which are caused by negligent treatment of water pipes, gas lines, electric lighting circuits or power cables, by leaving doors, gates and windows open, by insufficient precautions against frost damages or by failure to comply with duties incumbent on Lessee according to this contract or to official and statutory provisions (lighting, obligation to strew sand or salt in case of snow or icy conditions etc.). It is incumbent on Lessee to prove that such culpable conduct was not the case.

     Lessee shall inform Lessor immediately about any loss of keys of the lock system and shall indemnify Lessor for any damages hereby caused.

     Lessor is not liable for any damages other than those covered by an existing building and houseowner's liability insurance, unless in case of intention or gross negligence.

     Lessor is not liable for any damages suffered by Lessee in connection with the use of or due to defects of the Leased Property, unless caused deliberately or with gross negligence on the part of Lessor. Lessee shall release Lessor from all third party claims, asserted by third parties against Lessor because of defects of the Leased Property, unless caused by Lessor deliberately or with gross negligence.


3. Lessee is obligated to perform interior decorative repairs (for example interior painting, wallpaper, floor and floor coverings, inner and other doors) every 3 years thus maintaining the Leased Property in a reasonable and well looked after condition. Furthermore, Lessee is obligated to ensure, at its own expense, that doors, gates, windows, blinds, electric and sanitary facilities, locks, fire extinguishers, water taps, wash basins and sinks and similar facilities, including feeding lines and drainage, are always maintained in working order. Additionally, Lessee is obligated to ensure, at its own expense, that broken glass panes, mirrors or other objects of glass and defect lighting fixtures of the Leased Property are replaced without delay. Lessee is further obligated to always maintain its exterior, traffic and park areas in working order.

     Lessee is also liable for all damages of the leased parking spaces and their surroundings, for example soiling of floor and walls by leaking oil, soot, or exhaust gases culpably caused by itself, its visitors, guests or by individuals engaged by Lessee. Lessee is obligated to have the corresponding necessary maintenance work professionally executed.

     For other minor repairs, Lessee shall bear the costs up to DM 500 plus statutory value added tax (at present 15%) in each individual case, not exceeding, however, an amount according to Section 4, sub-paragraph 3 d. The parties agree that for January 1st of each calendar year, this sum will be increased for the following year corresponding to the percentage increase of the total cost-of-living index according to Section 5, sub-paragraph 1, sentence 1 and 2.


4.   It is incumbent on Lessee to keep the Leased Property clean.

     Maintenance of the green areas and cleaning and repair of made up exterior areas of the Airport Center are effected by Lessor or its agents. Lessee shall ensure that these areas are easily accessible for the execution of these works.


5. Lessee may not claim damages or reduction of rent because of a defect of the Leased Property or because of a breakdown of the operation of the building or its technical facilities, unless Lessor is provably responsible for the defect as a consequence of intentional or gross negligent conduct. This applies to each and every claim of Lessee subject to Section 538, sub-paragraph 1 BGB (Civil Code). It is expressly referred to Lessee's liability to effect an insurance of its fittings brought in according to
     Section 6 of this contract.


6. Lessee is aware of the fact that the Airport center described in the Preliminary Statement is used by other lessees as well. If necessary, house regulations determining the limits of rights and obligations of individual lessees will be agreed together with the other lessees and then become part of this contract.


7. Lessor may perform structural works which become necessary for the development, maintenance or improvement of the real estate or the Leased Property or for averting imminent dangers or for elimination of defects, even without Lessee's consent.

     Repairs and structural alterations of the Leased Property, which are not necessary but appropriate, may be performed with Lessee's consent, if these works only marginally interfere with Lessee.

8. When installing heavy equipment (machines etc.), Lessee shall ask Lessor about the carrying capacity of the floors. It has to satisfy itself regularly and carefully that the floors' carrying capacity according to Building Specification is not exceeded. On failure to comply with this provision, Lessee is liable for all damages and consequential damages hereby caused and is obligated to release Lessor from all possible third party claims arising from this disregard.


9. Reduction of rent and damage claims on the part of Lessee based on immissions or obstructions of the accesses to the building beyond Lessor's control or on works according to sub-paragraph 7 above or on construction work performed by third parties outside the building, are excluded.


                                      SECTION 9

                        ENTERING OF LEASED PROPERTY BY LESSOR

1. After prior arrangement, Lessor or its agent may enter the Leased Property during business hours in order to determine the necessity of possible mending or to execute repair and maintenance work. On the occasion of such inspections or works, Lessee is entitled to send an accompanying person along. Lessee already now declares its consent to possibly necessary works on feeding lines on part of the other lessees of the whole property. This consent also applies to the case that other lessees have to effect works on the feeding lines.

     In cases of imminent danger, Lessor may enter or force an entry into the Leased Property at all hours of the day and night.

     Access to skylight, service facilities and inner courtyards are to be provided at any time.


2. If Lessor intends to sell the real estate, Lessor may enter the Leased property at usual times after arrangement with Lessee. On Sundays and public holidays, however, this shall require Lessee's express authorization.


3. On termination of Lease, or if the existing Lease is not renewed 12 months before expiration of Lease at the latest, the previous paragraph shall apply to the entering of the Leased Property by Lessor with a new prospective lessee.

                                      SECTION 10

                                 TERMINATION OF LEASE

1. On termination of Lease, the Leased Property is to be returned in an expertly renovated and repaired condition and together with all the keys. This obligation shall be in force irrespective of the fact whether or not a periodical renovation would have been due.

     If Lessee fails to effect the incumbent renovation works until the end of Lease, Lessor may commission the execution of the work on Lessee's expense after having once granted a grace period. In this case, Lessee shall be liable for any damages suffered by Lessor because of the delayed execution of the work (in particular loss of rent).

2. Facilities (e.g. controlling equipment, communication facilities, alarm systems etc.), including advertising facilities installed by Lessee, may or
     - on Lessor's request - must be removed.

     If Lessee takes the fittings with it, it shall restore the former state at its own expense, if so required by Lessor.

     Lessee will have the suspended ceiling in the hall, which had been installed on its request, expertly removed at its own expense.


3. In the case that Lessee has performed structural alterations, Lessor may, at its option, demand either the restoration of the original state free of charge or reimbursement of the costs accrued by such restoration. Lessee's compensation for expenses caused by structural alterations is excluded at any rate, regardless whether or not Lessor demands restoration of the original condition. If structural alterations are not removed, these shall pass into Lessor's ownership without requiring an indemnification nor a compensation to be paid to Lessee.


4. On termination of Lease, the objects installed by Lessor remain within the Leased Property.


5. A return of the Leased Property prior to termination of Lease is subject to Lessor's express prior written consent.

                                  SECTION 11

                              SECURITY FOR RENT

1. Not later than 2 weeks prior to the handing over of the Leased Property, Lessee is obligated to procure the absolute bank suretyship of a big German, American or Japanese bank resident in Germany corresponding to Appendix 1 to this Lease, amounting to three month's rents plus advance payments of incidental expenses and the respective statutory value added tax (at present 15 %) plus an amount of DM 375,000 plus statutory value added tax (at present 15 %), covering each and every financial obligation on part of Lessee subject to this contract. If finishing works on Lessee's demand are to be effected by Lessor, the suretyship is to be submitted prior to placing the order for the finishing works. Lessor shall inform Lessee about the date of placing the order.

    The guarantor is obligated to pay upon Lessor's first demand. Guarantor waives its right to defense of the surety, due to Lessee and guarantor under the law, in particular defenses of defeasibility, of offset, and of failure to pursue remedies (Sections 768, 770, 771 BGB, Civil Code), and the possibility of depositing. Lessor is entitled, but not obligated, to satisfy its claims with the suretyship.

2. In the case that the suretyship is not provided within the period stipulated, the Leased Property will not be handed over. Lessee is responsible for any delays due to such circumstance; Lessee is not released from the obligation to pay rent according to Section 4, sub-paragraph 1.

    On delay in procuring the suretyship on part of Lessee, Lessor may demand that instead of the suretyship, Lessee has to procure a security of the same amount in cash which Lessor is not to pay interest on.

3. If Lessor makes use of the suretyship, Lessee shall be obligated to replenish the suretyship upon Lessor's first demand.

4. In the case of changes with respect to rent, monthly prepayment for incidental expenses or to the statutory value added tax, suretyship is to be adjusted to the change on Lessor's demand within one month after the corresponding effective date.

5. The obligation of suretyship terminates on Lessor's return of the surety bond to guarantor. This return is to be effected as soon as each and every financial obligation of Lessee with respect to the Lease are fulfilled after termination of Lease.

6. With respect to the security in cash (Section 11, sub-paragraph 2, sentence 3), the previous provisions as to the suretyship shall apply accordingly.

                                   SECTION 12

                                   SUBLEASING

1. Lessee may sublease the Leased Property, in full or in part, subject to Lessor's prior written consent and provided that sublessee uses the Leased Property within the scope of this contract of lease - in particular with regard to Section 2, sub-paragraph 1 - and that sublessee assumes all obligations resulting from this contract. On subleasing, Lessee remains responsible to the full extent, including but not limited to the payment of rent.

    Lessor points out that it will deny its consent to subleasing or permission of use of lease by third parties, unless the third party commits itself to use the Leased Property, which is subject-matter of its contract with Lessee, exclusively for sales allowing input tax deduction. In other respects, Lessor will refuse its consent to subleasing for substantial reasons only.

    If Lessee realizes a higher amount of rent than agreed with Lessor, the excess amount is due to Lessor. Partial areas within the hall (technical areas) are expressly exempt from this provision.

    On denied consent, Lessee has no right of termination according to Section 549, sub-paragraph 1 BGB (Civil Code).

2. Lessee already now assigns its claims against sublessee with regard to rent payments to Lessor, granting Lessor the right to demand direct payment of subrent to Lessor.

                                   SECTION 13

                        RIGHT OF EXCEPTIONAL TERMINATION

Lessor shall have the right to terminate the lease with immediate effect without observing a period of notice, if

a. Lessee has been in delay with rent payment or a considerable part of the rent payment for two subsequent payment dates,

    or if Lessee is in delay with rent payments to the extent of an amount corresponding to two month's rent payments for a period of time covering more than two dates;

b. Lessee or sublessee use the Leased Property in breach of contract or permit the use of Leased Property to third parties without authorization despite written caution by Lessor;

c. an administrator is appointed to realize and distribute Lessee's assets or composition proceedings are instituted or on dismissal of a petition in bankruptcy for lack of assets;

d.  Lessee considerably molests the other lessees despite written caution;

e. Lessee is not granted the official permits necessary for its business or if these official permits are withdrawn. Notice of termination may not be given until Lessee has received three cautions and continues its conduct in breach of contract.

If Lessee is responsible for the reason for the termination, Lessee shall be liable against Lessor for the total damage caused by the termination, including in particular, but not limited to, loss of rent, of incidental expenses and of value added tax.

Section 19, sentence 2 KO (Chandler Act) remains unaffected. For the duration of this liability, Lessee has to release Lessor from all third party claims originating from termination according to Section 13. In this case, Lessor is obligated to take up leasing activities without delay and to examine appropriate subsequent lessees.

                                   SECTION 14

                                  FINAL CLAUSES

1. In the case of the Leased Property being sold, Lessor's liability according to Section 571, sub-paragraph 2 BGB (Civil Code) is excluded.

2. The contract on hand and the Appendices 1 to 6 contain all provisions agreed. Modifications and amendments to this contract must be made in writing. This also applies to the annulment of the written form itself. No verbal supplements have been agreed.

    If a present or future provision of this contract is or becomes ineffective, inoperative or unpracticable, the validity of the other provisions of this contract remain unaffected. The same applies, if a gap to be filled becomes evident after signing this contract.

    The parties shall replace the inefficient or void provision or gap to be filled by an efficient provision, corresponding to the legal and economic content of the inefficient or void provision and to the overall purpose of this contract.

                                   SECTION 15

                             PLACE OF JURISDICTION


Place of jurisdiction and place of performance is Hamburg.


Hamburg,........


-------------------------------          -------------------------------
Star Telecommunications                  Airport-Center
Deutschland GmbH                         KGHP Gewerbebau GmbH & Cie
          -Lessee-                                  -Lessor-


        REPRESENTED BY:



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